Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (no. 333-138763) on Form S-8 of Ethan Allen Interiors, Inc. of our report dated June 28, 2018 , relating to our audit of the 2017 financial statements and supplemental schedule of The Ethan Allen Retirement Savings Plan, which appears in this Annual Report on Form 11-K of The Ethan Allen Retirement Savings Plan for the year ended December 31, 2017.

/s/ RSM US LLP

Stamford, CT

June 28, 2018